UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 20, 2015

OMEGA BRANDS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55216	33-1225672
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5005 Interbay Blvd, Tampa, FL 33611

(Address of principal executive offices)

813-514-1839

(Registrant’s telephone number, including area code)

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

On March 20, 2015, we acquired certain assets pursuant to a Purchase and Sale Agreement with Mycell Technologies LLC and MCT Beverage Company LLC. Our company is filing this Form 8-K/A to amend and update the description of that transaction as contained in our current report on Form 8-K filed on March 27, 2015. In that report, we disclosed certain information that would be required by Item 1.01 of Form 8-K if we had ceased to be a shell company as a result of the transaction. However, after subsequent evaluation of the assets ultimately acquired in the transaction, we have concluded that the acquisition has no material impact on our operations, results of operation, or financial position. Consequently, our management believes that we remain a shell company.

This amended report does not reflect events occurring after the filing of the Form 8-K on March 27, 2015.

ITEM 1.01	ENTRY INTO A MATERIAL DEVEINITIVE AGREEMENT

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 8, 2014, our company entered into a definitive Purchase and Sale Agreement with Mycell Technologies LLC and MCT Beverage Company LLC as “Vendors”, regarding our acquisition of certain assets of the Vendors related to the branded Omega-3 infused beverages and nutritional shots sold under the trade name Omega InfusionTM. On October 9, 2014, we issued a news release and filed a current report on Form 8-K describing the Purchase and Sale Agreement and the Emulsion Supply and Formulation Services Agreement. On March 20, 2015 we completed the acquisition of assets contemplated by the Purchase and Sale Agreement.

As a result of the closing of the Purchase and Sale Agreement, we purchased from Mycell Technologies and subsidiaries, in consideration of $1.00, certain proprietary formulas, trade-names, trade-secrets, trademarks, marketing materials, and internet domains related to Mycell’s branded Omega-3 infused beverages and nutritional shots sold under the trade name Omega InfusionTM (the “Omega Infusion Assets”). The Omega Infusion Assets include the trade-names, marks and logos for the Omega InfusionTM, Omega Infusion Enhanced WaterTM, and Omega Infusion ShotsTM, as well as the mixing formulas for Omega InfusionTM Enhanced Water and Omega InfusionTM Shots fruit flavored beverages. We have also acquired the domain omegainfusion.com and a variety of derivative and related domains. These beverage formulas acquired rely in part on proprietary liquid omega-3 emulsions (described below) which were not acquired in the transaction.

As additional consideration, in the event that our company sells all or any part of the assets acquired to any non-affiliated third party, whether in one or in a series of transactions, we have agreed to pay to the vendors fifteen percent (15%) of the net proceeds actually received by and vested in our company resulting from such transaction.

As a condition to the Purchase and Sale Agreement, we have also entered into an Emulsion Supply and Formulation Services Agreement with Oceans Omega LLC, a subsidiary of Mycell Technologies, pursuant to which we may acquire supplies of Oceans’ proprietary omega-3emulsion for use in the production of Omega InfusionTM beverages. The agreement with Oceans Omega creates a 20 year commitment to supply our company with omega-3 emulsion. This agreement provides in part for the following:

•	the supply of the proprietary omega emulsion to our company at a competitive price;
•	with respect to each 12 pack of Omega InfusionTM Enhanced Water or Omega InfusionTM Shots sold by our company which incorporates the Oceans Omega LLC Emulsion, we shall on a monthly basis pay to Oceans Omega LLC a royalty equal to $0.15 per twelve pack sold during such month (i.e. $0.0125 per bottle);

•	if, during the first 60 months from the effective date of the agreement, Oceans Omega LLC sells Oceans Omega LLC Emulsions to The Coca-Cola Company, PepsiCo, Cadbury Schweppes or The Dr. Pepper Snapple Group or their affiliates (“National Brand(s)”) in North America, Oceans Omega LLC will pay to our company a royalty of 1.5% of any net sales of Oceans Omega LLC Emulsions resulting from any such sale for the lesser of (a) 36 months or (b) from the first day of such sale until the beginning of the 61st month from the effective date of the agreement;
•	the exclusive right in North America to sell Omega 3 related beverages or emulsions to certain protected customers for a period of 24 months from the effective date of the Supply Agreement. Where a prospective customer has a pre-existing relationship with a Protected Customer and the customer uses a Protected Customer, Oceans Omega LLC will pay Omega Brands Corporation a fee of 3% of the net emulsion sales of Oceans Omega LLC.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

Exhibit No.	Description

(10)	Material Contracts

10.1	Purchase and Sale Agreement dated October 8, 2014 between our company, Mycell Technologies LLC and MCT Beverage Company, LLC (incorporated by reference to our Current Report on Form 8-K filed on October 9, 2014)

10.2	Emulsion Supply and formulation Services Agreement dated October 8, 2014 between our company and Oceans Omega LLC (incorporated by reference to our Current Report on Form 8-K filed on October 9, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA BRANDS INC

Dated: June 29, 2015	By:	/s/ Richard Russell
Richard Russell
President, Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)